Exhibit 10.4

TAX MATTERS AGREEMENT

between

AT&T Inc.,

on behalf of itself

and the members

of the Remainco Group

and

Magallanes, Inc.,

on behalf of itself

and the members

of the Spinco Group

and

Discovery, Inc.

on behalf of itself

and the members

of the RMT Group

Dated as of May 17, 2021

i

ANNEXES

Annex A – Tax Receivable Annex

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of May 17, 2021, by and among AT&T INC. (“Remainco”), a Delaware corporation, on behalf of itself and the members of the Remainco Group, MAGALLANES, INC. (“Spinco”), a Delaware corporation, on behalf of itself and the members of the Spinco Group, and DISCOVERY, INC. (“RMT Partner”), a Delaware corporation, on behalf of itself and the members of the RMT Group (Remainco, Spinco, and RMT Partner are sometimes collectively referred to herein as the “Parties” and, as the context requires, individually referred to herein as a “Party”).

RECITALS

WHEREAS, Remainco, acting through itself and its direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;

WHEREAS, contemporaneously with the execution of this Agreement, Remainco, Spinco and RMT Partner are entering into the Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which Remainco will (in accordance with the Separation) separate the Spinco Business such that, as of the Spinco Distribution, the Spinco Business is held by members of the Spinco Group;

WHEREAS, in connection with the Separation, Spinco will make the Spinco Special Cash Payment;

WHEREAS, following the Separation, Remainco will distribute to the holders of Remainco Common Stock all of the issued and outstanding shares of Spinco Common Stock (a) by means of a pro rata distribution and/or (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (to be followed by a Clean-Up Spin-Off);

WHEREAS, immediately following the Spinco Distribution and pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of RMT Partner, shall be merged with and into Spinco, with Spinco as the surviving entity (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange and the Merger will qualify for the Intended Tax Treatment;

WHEREAS, pursuant to the Tax Laws of various jurisdictions, certain members of the Spinco Group presently file certain Tax Returns on an affiliated, consolidated,

combined, unitary, fiscal unity or other similar group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Remainco Group; and

WHEREAS, Remainco, Spinco, and RMT Partner desire to set forth their agreement on the rights and obligations of Remainco, Spinco, RMT Partner and the members of the Remainco Group, the Spinco Group, and the RMT Group respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Spinco Distribution Date, (B) Taxes resulting from the Spinco Distribution and transactions effected in connection with the Spinco Distribution, and (C) various other Tax matters;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Section 1.    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Spinco Business as conducted immediately prior to the Spinco Distribution by the Spinco SAG.

“Additional Amount Distribution” means any distribution of the cash proceeds of the “Additional Amount” as defined in the Merger Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” means this Tax Matters Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement; provided, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“ATB Obligations” has the meaning set forth in Section 6.02(b)(iv) of this Agreement.

“Business Day” has the meaning set forth in the Merger Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.

“Chosen Courts” has the meaning set forth in the Merger Agreement.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing of the Books Method” means: (i) in the case of Taxes imposed on a periodic basis and that are not Income Taxes, the apportionment of items between portions of a Tax Period on the basis of the elapsed days during the relevant portion of the Tax Period and (ii) in the case of Taxes not described in clause (i), the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Spinco Distribution Date (and in the event that the Spinco Distribution Date is not the last day of the Tax Period, as if the Spinco Distribution Date were the last day of the Tax Period).

“Code” has the meaning set forth in the recitals to this Agreement.

“Consents” has the meaning set forth in the Separation Agreement.

“Contribution” has the meaning set forth in the Separation Agreement.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Dispute” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Allocation” has the meaning set forth in Section 3.07(b) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction, in each case, including the IRS or any other Taxing authority.

“Group” means (a) with respect to Remainco, the Remainco Group, (b) with respect to Spinco, the Spinco Group, and (c) with respect to RMT Partner, the RMT Group, as the context requires.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Merger Agreement.

“Interest Rate” shall mean the rate of interest payable on amounts not paid when due under the Separation Agreement as provided under Section 9.12(b) thereof.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Remainco Group and one or more members of the Spinco Group.

“Law” has the meaning set forth in the Merger Agreement.

“Liability” has the meaning set forth in the Separation Agreement.

“LIBOR” has the meaning set forth in the Separation Agreement.

“Merger” has the meaning set forth in the Separation Agreement.

“Merger Agreement” has the meaning set forth in the Separation Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” has the meaning set forth in Section 6.04 of this Agreement.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Payor” has the meaning set forth in Section 4.03(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Spinco Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Spinco Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Spinco Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Spinco Distribution Date.

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return for any Pre-Distribution Period, on an affiliated, consolidated, combined, unitary, fiscal unity or other similar group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Spinco Group.

“Private Letter Ruling” has the meaning set forth in the Merger Agreement.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, a number of shares of Capital Stock in Spinco or RMT Partner that would, when combined with any other changes in ownership of Capital Stock in Spinco or RMT Partner pertinent for purposes of Section 355(e) of the Code (including the Merger and any issuances of preferred stock in RMT Partner as a part of a plan that includes the Merger), compose forty-five percent (45%) or more of (i) the value of all outstanding shares of stock of Spinco or RMT Partner, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Spinco or RMT Partner, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco or RMT Partner of a shareholder rights plan, (ii) issuances by Spinco or RMT Partner that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations Section 1.355-7(d)), (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations Section 1.355-7(d), or (iv) Specified Repurchases or Redemptions). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Proposed Allocation” has the meaning set forth in Section 3.07(b) of this Agreement.

“Protective Section 336(e) Election” has the meaning set forth in Section 3.04(a) of this Agreement.

“Remainco” has the meaning set forth in the preamble to this Agreement.

“Remainco Business” has the meaning set forth in the Separation Agreement.

“Remainco Common Stock” has the meaning set forth in the Separation Agreement.

“Remainco Group” means Remainco and each Person (other than Spinco or any other members of the Spinco Group) that is a direct or indirect Subsidiary of Remainco immediately prior to the Spinco Distribution, and each Person that becomes a Subsidiary of Remainco after the Spinco Distribution.

“Remainco Ownership Period” means, with respect to any member of the Spinco Group, (i) any Tax Period beginning on or after the Remainco Prior Merger Date and ending on or before the Spinco Distribution Date, (ii) in the case of any Tax Period that begins before and ends after the Remainco Prior Merger Date, the portion of such Tax Period beginning on the date of the Remainco Prior Merger Date, or (iii) in the case of any Tax Period that begins before and ends after the Spinco Distribution Date, the portion of such Tax Period ending on the Spinco Distribution Date.

“Remainco Prior Merger Date” means June 14, 2018.

“Remainco Retained Assets” mean any assets, businesses or operations conducted, operated, managed or owned by any member of the Spinco Group at any time prior to the Spinco Distribution Date that are conducted, operated, managed or owned by any member of the Remainco Group immediately after the Spinco Distribution.

“Remainco Tax Representation Letters” has the meaning set forth in the Merger Agreement.

“Refund” means any remittance or credit from any Taxing Authority in respect of any previously paid Taxes.

“Required Party” has the meaning set forth in Section 4.03(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“RMT Group” means RMT Partner and its Subsidiaries immediately prior to the Effective Time and, after the Effective Time, also includes the entities comprising the Spinco Group, including any predecessors or successors thereto (other than those entities comprising the Remainco Group).

“RMT Partner” has the meaning set forth in the preamble to this Agreement.

“RMT Partner Tainting Action” has the meaning set forth in Section 2.01(b)(iv) of this Agreement.

“RMT Partner Tax Representation Letters” has the meaning set forth in the Merger Agreement.

“RMT Parties” means either or both of RMT Partner and Spinco, as the context requires.

“Ruling” has the meaning set forth in Section 6.02(b) of this Agreement.

“Securities Exchange” has the meaning set forth in the Merger Agreement.

“Securities Issuance” has the meaning set forth in the Merger Agreement.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Specified Repurchases or Redemptions” means repurchases or redemptions by RMT Partner that satisfy the following criteria: (i) the repurchase or redemption is motivated by a non-tax business purpose, (ii) the stock to be repurchased or redeemed is widely held, (iii) the repurchase or redemption is made in the open market or from or through a securities brokerage or investment bank that is not related to RMT Partner at an agreed price or formula (including through a call option or derivative), as part of a repurchase program (including an accelerated share repurchase program) in which the securities brokerage or investment bank purchases shares of stock of RMT Partner from anonymous sellers (iv) the repurchase or redemption is not motivated to any extent by a desire to increase or decrease the ownership percentage of any particular shareholder or group of shareholders, and (v) RMT Partner will not know the identity of any shareholder from which its stock is redeemed or repurchased.

“Spinco” has the meaning provided in the preamble to this Agreement.

“Spinco Assets” has the meaning set forth in the Merger Agreement.

“Spinco Business” has the meaning set forth in the Separation Agreement.

“Spinco Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax Item of any member of the Spinco Group that may or must be carried from one Tax Period to a prior Tax Period under the Code or other applicable Tax Law.

“Spinco Common Stock” has the meaning set forth in the Separation Agreement.

“Spinco Debt Financing” has the meaning set forth in the Separation Agreement; provided that for purposes of this Agreement, any refinancing of the Spinco Debt Financing with the proceeds of new third-party indebtedness of Spinco (excluding, for the avoidance of doubt, any member of the RMT Group other than Spinco) shall be treated as Spinco Debt Financing (and not considered to be a refinancing).

“Spinco Debt Securities” has the meaning set forth in the Separation Agreement.

“Spinco Distribution” has the meaning set forth in the Separation Agreement.

“Spinco Distribution Date” has the meaning set forth in the Separation Agreement.

“Spinco Group” means Spinco and each of its Subsidiaries immediately following the Spinco Distribution, including any predecessors thereof (except for any such predecessor that is a member of the Remainco Group immediately following the Spinco Distribution).

“Spinco SAG” means the separate affiliated group of Spinco, within the meaning of Section 355(b)(3)(B) of the Code.

“Spinco Separate Return” means any Tax Return of or including any member of the Spinco Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the Remainco Group.

“Spinco Tax Representation Letters” has the meaning set forth in the Merger Agreement.

“Straddle Period” means any Tax Period that begins before and ends after the Spinco Distribution Date.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant, in each case of nationally recognized standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Entity or political subdivision thereof relating to any Tax.

“Tax Opinion” means an opinion of a Tax Advisor relevant to any aspect of the transactions described in this Agreement or any subsequent transactions relating thereto.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“TRA” means the “Tax Receivable Annex” set forth on Annex A.

“Transaction Taxes” means any and all Taxes arising in connection with the Spinco Distribution, the Separation, the Contribution, the Spinco Special Cash Payment, any Securities Issuance, any Securities Exchange or the Merger.

“Transfer Taxes” means all sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Taxes arising in connection with the Separation, the Contribution, or the Spinco Distribution (excluding any such taxes the payment or reimbursement of which is expressly addressed by any other Transaction Document).

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means any unqualified “will” opinion of a Tax Advisor to the effect that a transaction will not adversely affect the Intended Tax Treatment (assuming that the Separation, the Contribution, the Spinco Distribution and the Merger would have qualified for the Intended Tax Treatment if the transaction in question did not occur).

Section 2.    Allocation of Tax Liabilities.

Section 2.01    General Rule.

From and after the Spinco Distribution Date:

(a)    Remainco Liability. Except with respect to Transaction Taxes described in Section 2.01(b)(iv), Remainco shall be liable for, and shall indemnify and hold harmless the Spinco Group and the RMT Group from and against any liability for:

(i)    any Taxes reported, or required to be reported, on any Joint Return for any Pre-Distribution Period (including Taxes resulting from any (A) gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Spinco or any member of the Spinco Group at the time of the Spinco Distribution, (B) deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) associated with deferred intercompany transactions between a Spinco Group member and a Remainco Group member, and (C) gains described in clause (A) or (B) that are imposed under similar state, local or foreign Law), excluding any Taxes of any member of the Spinco Group (other than with respect to the Remainco Retained Assets or that are the responsibility of Remainco under clause (v) below) for any Tax Period ending on or before the Remainco Prior Merger Date;

(ii)    any Taxes that (i) are attributable to the ownership by any member of the Spinco Group of any equity interest in any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) of the Spinco Group, including any Taxes due under Sections 951(a) or 951A of the Code or (ii) are attributable to the ownership by the Spinco Group of any equity interest in any partnership or other “flowthrough” entity, in each case, for the pre-Spinco Distribution portion of the Tax Period in which the Spinco Distribution occurs (determined under the Closing of the Books Method, as though the Tax Period of each controlled foreign corporation or partnership or other “flowthrough” entity giving rise to any such Taxes ended on the date of the Spinco Distribution);

(iii)    any Taxes imposed on any member of the Spinco Group pursuant to the provisions of Treasury Regulations Section 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any member of the Spinco Group being or having been a member of a Prior Group (other than any such Prior Group of which any member of the Spinco Group, including for the avoidance of doubt Time Warner Inc., was the common parent, for any Tax Period (or portion thereof) ending on or before the Remainco Prior Merger Date);

(iv)    any Taxes of any member of the Spinco Group reported, or required to be reported, on a Spinco Separate Return, or that are not required to be reported on any Tax Return, (i) with respect to a Remainco Ownership Period or (ii) attributable to any Remainco Retained Assets;

(v)    any Taxes of any member of the Spinco Group arising as a result of any carryback of a Tax Attribute (including any adjustment or disallowance thereof) from any Remainco Ownership Period to any Tax Period (or portion thereof) ending on or before the Remainco Prior Merger Date; and

(vi)    any Transaction Taxes.

(b)    Spinco and RMT Partner Liability. The RMT Parties shall be liable for, and shall jointly and severally indemnify and hold harmless the Remainco Group from and against any liability for:

(i)    any Taxes reported, or required to be reported, on any Tax Return that any member of the RMT Group (as constituted before the Effective Time) files or is required to file under the Code or other applicable Tax Law for any Pre-Distribution Period;

(ii)    any Taxes of any member of the Spinco Group or the RMT Group reported, or required to be reported, on a Spinco Separate Return, or that are not required to be reported on any Tax Return, other than any Taxes described in Section 2.01(a); and

(iii)    any Taxes of any member of the Spinco Group for any Tax Period ending on or before the Remainco Prior Merger Date that become due or payable or arise as a result of an adjustment after the Spinco Distribution (except to the extent described in Section 2.01(a) or attributable to any Remainco Retained Assets);

(iv)    any Transaction Taxes that would not have been imposed but for (i) any breach by RMT Partner (or by Spinco solely to the extent relating to any Tax Period (or portion thereof) beginning after the Effective Time) of any of its representations, warranties or covenants set forth in Section 6.01, to the extent RMT Partner or Spinco bears responsibility therefor pursuant to Section 6.01 or (ii) any act or failure to act by RMT Partner described in Section 6.02 (regardless of whether an Unqualified Tax Opinion, Ruling or waiver described in clause (A), (B) or (C) of Section 6.02(b), (c), or (d) may have been provided) (in either case (i) or (ii), an “RMT Partner Tainting Action”); provided, that where an RMT Partner Tainting Action gives rise to Transaction Taxes, the RMT Parties shall not be relieved of liability by reason of acts or omissions by Remainco or its Affiliates following such RMT Partner Tainting Action that might have caused such Transaction Taxes but for the prior RMT Partner Tainting Action.

Section 2.02    Apportionment. For purposes of Section 2.01, in the case of a Straddle Period, the apportionment of Taxes shall be determined under the Closing of the Books Method.

Section 2.03    Transfer Taxes. Any Transfer Taxes attributable to or that arise as a result of the Separation, the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance and any Securities Exchange or related transactions (excluding the Merger and transactions undertaken by the RMT Group) shall be allocated solely to Remainco, and Remainco shall indemnify and hold harmless the Spinco Group against such Transfer Taxes.

Section 3.    Preparation and Filing of Tax Returns.

Section 3.01    Joint Returns. Remainco shall timely prepare and file, or cause to be timely prepared and filed, all Joint Returns for Pre-Distribution Periods, and each member of the Spinco Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as Remainco may reasonably determine, after consulting with RMT Partner in good faith, are required or appropriate (unless such an election would be binding on any member of the RMT Group for any Tax Period beginning on or after the Spinco Distribution Date) in connection with the filing of such Joint Return. The Parties and their respective Affiliates shall elect to close the Tax Period of each Spinco Group member on the Spinco Distribution Date to the extent permitted by applicable Tax Law.

Section 3.02    Spinco Separate Tax Returns.

(a)    Tax Returns to be Prepared by Remainco. Remainco shall timely prepare and file, or cause to be timely prepared and filed, all Spinco Separate Returns required to be filed prior to the time of the Spinco Distribution consistent with Remainco’s obligations under the Merger Agreement.

(b)    Tax Returns to be Prepared by RMT Partner. RMT Partner shall timely prepare and file, or cause to be timely prepared and filed, all Spinco Separate Returns required to be filed after the time of the Spinco Distribution that relate to any Pre-Distribution Period; provided, that not later than twenty (20) Business Days prior to the due date for filing each such Tax Return, RMT Partner shall provide Remainco with a draft of such Tax Return for Remainco’s review, comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed). Remainco shall pay to RMT Partner at least (5) Business Days prior to the due date for filing each such Tax Return an amount equal to the amount of any Taxes shown to be due on such Tax Return for which Remainco is responsible under this Agreement.

(c)    Tax Returns for Transfer Taxes. Notwithstanding Section 3.01 and Section 3.02, Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the Party obligated to file such Tax Returns under applicable Tax Law. The non-filing Party shall pay to the filing Party at least (5) Business Days prior to the due date for filing each such Tax Return an amount equal to the amount of any Transfer Taxes shown to be due on such Tax Return for which the non-filing Party is responsible for under this Agreement. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 7 with respect to the preparation and filing of such Tax Returns, including providing information required to be provided in Section 7.

Section 3.03    Tax Reporting Practices.

(a)    General Rule. Except as provided in Section 3.04(b), the portion of any Joint Return described in Section 3.01 that relates exclusively to the Spinco Group and all Tax Returns described in Section 3.02(a) or Section 3.02(b) shall be prepared in accordance with past practices, permissible accounting methods, elections or conventions prior to the signing date of the Merger Agreement, except to the extent otherwise required by applicable Tax Law.

(b)    Consistency with Intended Tax Treatment. The Parties shall report the Contribution, the Spinco Distribution and the Merger in a manner consistent with the Intended Tax Treatment, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

Section 3.04    Protective Section 336(e) Election and Tax Receivable Agreement.

(a)    The Parties hereby agree to make a timely protective election under Section 336(e) of the Code and Treasury Regulations Section 1.336-2(j) (and any similar provision of applicable state, local or foreign Tax Law) for each member of the Spinco Group that is a domestic corporation for U.S. federal income tax purposes (and for any applicable members of the Spinco Group under applicable foreign Tax Law) with respect to the Spinco Distribution (the “Protective Section 336(e) Election”). Remainco and the RMT Parties shall cooperate in making the Protective Section 336(e) Election, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Election. For the avoidance of doubt, (i) this Section 3.04(a) is intended to constitute a written, binding agreement to make the Protective Section 336(e) Election within the meaning of Treasury Regulations Section 1.336-2(h)(1)(i), and (ii) it is intended that the Protective Section 336(e) Election will have no effect unless, pursuant to a Final Determination, the Distribution is treated as a “qualified stock disposition” within the meaning of Treasury Regulations Section 1.336-1(b)(6).

(b)    Tax Receivable Agreement. The TRA shall be deemed incorporated by reference as if fully set forth herein.

Section 3.05    Consolidated or Combined Tax Returns. Spinco will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Remainco determines are required to be filed or that Remainco elects to file, in each case pursuant to Section 3.01.

Section 3.06    Spinco Carrybacks and Claims for Refund.

(a)    The RMT Parties hereby agree that, except as otherwise required by applicable Tax Law, any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Tax Return any Spinco Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Spinco Carryback. In the event that Spinco (or the appropriate member of the Spinco Group) is prohibited by applicable Law from waiving or otherwise forgoing a Spinco Carryback, Remainco shall promptly pay over to Spinco any Tax Benefit the Remainco Group actually realizes with respect to any such Spinco Carryback “as and when” realized on a “with and without” basis (net of reasonable out-of-pocket costs, including Taxes, incurred in connection with receiving such Tax Benefit), determined by Remainco in good faith. In the event that Spinco (or the appropriate member of the

Spinco Group) is prohibited by applicable Law from waiving or otherwise forgoing a Spinco Carryback, Spinco shall notify Remainco in writing that such Spinco Carryback must be carried back. For purposes of this Section 3.06(a), a Tax Benefit shall be deemed to have been realized at the time any actual refund of Taxes is received or applied against other cash Taxes due, or at the time of filing a Tax Return (including a Tax Return relating to estimated Taxes) on which Spinco Carryback is applied in reduction of cash Taxes that would otherwise be payable.

(b)    The RMT Parties hereby agree that, unless Remainco consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by applicable Tax Law, no member of the RMT Group shall file any Adjustment Request with respect to any Tax Return (or the applicable portion thereof) relating to a member of the Spinco Group for any Pre-Distribution Period.

(c)    Remainco hereby agrees that, unless RMT Partner consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by applicable Tax Law, no member of the Remainco Group shall file any Adjustment Request with respect to any Tax Return (or the applicable portion thereof) relating to a member of the Spinco Group for any Pre-Distribution Period.

Section 3.07    Apportionment of Tax Attributes.

(a)    Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Remainco Group and the members of the Spinco Group as determined in good faith by Remainco in accordance with the Code, Treasury Regulations, and any other applicable state, local or foreign Tax Law.

(b)    As promptly as practicable following the close of the taxable year in which the Spinco Distribution occurs, Remainco shall deliver to RMT Partner in writing for RMT Partner’s review Remainco’s good faith determination of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other similar group Tax Attribute which is allocated or apportioned to the members of the Spinco Group under applicable Tax Law and this Agreement (the “Proposed Allocation”). RMT Partner shall have sixty (60) days from its receipt of the Proposed Allocation to review and provide Remainco any comments with respect thereto. Remainco shall consider in good faith any comments received from RMT Partner within such sixty (60) day period, and shall provide to RMT Partner a final allocation following the conclusion of such sixty (60) day period (the “Final Allocation”). All members of the Remainco Group and RMT Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of any adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other similar group Tax Attribute, Remainco shall promptly notify RMT Partner in writing of such adjustment.

(c)    Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.07(a), as agreed by the Parties, and the relevant Parties shall notify the other Parties of any such reduction or increase.

Section 4.    Tax Payments.

Section 4.01    Taxes Shown on Returns. Remainco shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Remainco Group is responsible for preparing under Section 3, and RMT Partner shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the RMT Group is responsible for preparing under Section 3.

Section 4.02    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Section 4.03    Indemnification Payments.

(a)    If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for, in whole or in part, under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due from the Required Party, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include (i) interest on the Tax payment computed at the Interest Rate based on the number of days from the later of: (A) date of the Payor’s payment to the Tax Authority or (B) the date of the invoice required by this Section 4.03(a), to the date of reimbursement by the Required Party under this Section 4.03 and (ii) reasonable and documented costs and expenses incurred by the Payor.

(b)    All indemnification payments under this Agreement shall be made by Remainco directly to RMT Partner or by RMT Partner directly to Remainco, as the case may be; provided, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Remainco Group, on the one hand, may make such indemnification payment to any member of the RMT Group, on the other hand, and vice versa. All indemnification payments under this Agreement shall be treated in the manner described in Section 12.

Section 5.    Tax Refunds. Remainco shall be entitled (subject to the limitations provided in Section 3.06) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Remainco is liable hereunder, and RMT Partner shall be entitled (subject to the limitations provided in Section 3.06) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which the RMT Parties are liable hereunder. A Party receiving a refund to which another Party is entitled hereunder, in whole or in part, shall pay over such refund (or portion thereof), net of any reasonable costs (including Taxes) resulting therefrom, to such other Party within twenty (20) Business Days after such refund is received (together with interest computed at the Interest Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 6.    Intended Tax Treatment.

Section 6.01    Representations and Warranties.

(a)    Spinco. Spinco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made by Spinco in the Spinco Tax Representation Letters and the Private Letter Ruling, to the extent that such facts and representations (A) are descriptive of the Spinco Group (including the business purposes for the Spinco Distribution) to the extent they relate to the Spinco Group and the plans, proposals, intentions and policies of the Spinco Group after the Effective Time, or (B) relate to the actions or non-actions of the Spinco Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all material respects; provided that, notwithstanding anything to the contrary in this Agreement, neither RMT Partner nor Spinco (after the Effective Time) shall be responsible for (i) the accuracy of any such representation, warranty or covenant with respect to periods prior to the Effective Time and (ii) the accuracy of any such representation, warranty or covenant in the Spinco Tax Representation Letters or the Private Letter Ruling that has not been consented to by RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed).

(b)    RMT Partner. RMT Partner hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made by RMT Partner in the RMT Partner Tax Representation Letters and the Private Letter Ruling, to the extent descriptive of the RMT Group at any time (including the plans, proposals, intentions and policies of the RMT Group at any time), are, or will be at the time presented or made (and, if applicable, through and including the Effective Time and thereafter as relevant), true, correct and complete in all material respects; provided that, notwithstanding anything to the contrary in this Agreement, RMT Partner shall not be responsible for the accuracy of any such representation, warranty or covenant in the Private Letter Ruling that has not been consented to by RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    Remainco. Remainco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made by Remainco in the Remainco Tax Representation Letters and the Private Letter Ruling, to the extent descriptive of (A) the Remainco Group at any time or (B) the Spinco Group at any time at or prior to the Effective Time (including, in each case, (x) the business purpose for the Spinco Distribution described in the Remainco Tax Representation Letters or in the Private Letter Ruling to the extent that they relate to the Remainco Group at any time or the Spinco Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the Remainco Group at any time or the Spinco Group at any time at or prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all material respects.

(d)    No Contrary Knowledge. Each of Remainco, RMT Partner and Spinco represents and warrants that it is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange or the Merger from qualifying for the Intended Tax Treatment. Remainco represents and warrants that it is not aware of the existence of any acquisition, as such term is used in Section 355(e) of the Code, in connection with the transactions contemplated by the Separation Agreement or the Merger Agreement, other than as a result of the Merger or any required dispositions by employee plans of Remainco.

(e)    Active Trade or Business. RMT Partner agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Spinco Distribution Date, the RMT Group will continue and cause to be continued the Active Trade or Business, to the extent required under Section 355 and the Treasury Regulations promulgated thereunder. Remainco agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Spinco Distribution Date, the Remainco Group will continue and cause to be continued an active trade or business of the Remainco Group, to the extent required under Section 355 and the Treasury Regulations promulgated thereunder.

Section 6.02    Restrictions on Members of the Spinco and RMT Groups.

(a)    RMT Partner agrees that it will not take or fail to take, or permit any member of the RMT Group, as the case may be, to take or fail to take, as applicable, any action where such action or failure to act would reasonably be expected to cause any material representation, warranty or covenant of any member of the RMT Group in the Private Letter Ruling application (or related documentation), in any RMT Partner Tax Representation Letter or in this Agreement to be untrue in any material respect.

(b)    RMT Partner agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Spinco Distribution Date, the RMT Group shall not do any of the following:

(i)    enter into any Proposed Acquisition Transaction or, to the extent that any member of the RMT Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur;

(ii)    merge or consolidate RMT Partner with any other Person, unless RMT Partner is the survivor of the merger or consolidation;

(iii)    fail to be actively engaged in the conduct of the Active Trade or Business;

(iv)    individually or in the aggregate, measured based on fair market value as of the time of the Spinco Distribution or relevant disposition transaction or transactions, except for (A) sales or other dispositions in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s length transaction or (C) any cash paid for to effect a mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco or any member of the Spinco Group, sell or otherwise dispose of (or approve or allow the disposition of) more than thirty-five (35%) percent of the gross assets of the Spinco Group or more than thirty-five (35%) percent of the gross assets of the Active Trade or Business, other than within the Spinco Group’s “separate affiliated group” within the meaning of Section 355(b)(3)(B) (clauses (iii) and (iv) collectively, the “ATB Obligations”);

(v)    redeem or repurchase any Capital Stock of RMT Partner, other than any Specified Repurchases or Redemptions;

(vi)    take any action (including an amendment to the certificate of incorporation or other organizational documents of RMT Partner), affecting the voting rights of the Capital Stock of RMT Partner;

(vii)    liquidate or partially liquidate Spinco for U.S. federal Income Tax purposes;

(viii)    merge Spinco with any other Person, unless Spinco is the survivor of the merger; or

(ix)    take any action or actions or permit any member of the RMT Group to take such action or actions (including any transactions with a third party) that, individually or in the aggregate, would be reasonably likely to result in one or more Persons acquiring stock, directly or indirectly, representing a Fifty-Percent or Greater Interest in Spinco or to adversely affect the Intended Tax Treatment; or

(x)    adopt a plan or enter into any agreement to do any of the actions set forth in the foregoing clauses (i) through (ix);

unless prior to taking any such action set forth in the foregoing clauses (i) through (x), RMT Partner shall have received (A) an Unqualified Tax Opinion in form and substance reasonably satisfactory to Remainco, (B) a ruling, including a supplemental ruling, from the IRS (a “Ruling”) in form and substance reasonably satisfactory to Remainco, or (C) Remainco shall have waived in writing the requirement to obtain such Unqualified Tax Opinion or Ruling.

(c)    RMT Partner agrees that the RMT Group shall not pre-pay, pay down, redeem or otherwise acquire (which shall not include any acquisition solely to effect an exchange of registered securities for unregistered securities) any of the Spinco Debt Securities issued to Remainco in connection with the Spinco Distribution within five years of the issuance of the Spinco Debt Securities, except to the extent that failure to take such an action would violate the terms of the Spinco Debt Securities or documents entered into in connection with the issuance thereof; unless prior to taking any such action, RMT Partner shall have received (A) an Unqualified Tax Opinion in form and substance reasonably satisfactory to Remainco, (B) a Ruling in form and substance reasonably satisfactory to Remainco, or (C) Remainco shall have waived in writing the requirement to obtain such Unqualified Tax Opinion or Ruling.

(d)    RMT Partner agrees that the RMT Group shall not refinance or assume the Spinco Debt Financing (excluding any guarantee by RMT Partner or any of its Affiliates and, for the avoidance of doubt, excluding any repayment or prepayment) within ninety (90) days after the Spinco Distribution; unless prior to taking any such action, RMT Partner shall have received (A) an Unqualified Tax Opinion in form and substance reasonably satisfactory to Remainco, (B) a Ruling in form and substance reasonably satisfactory to Remainco, or (C) Remainco shall have waived in writing the requirement to obtain such Unqualified Tax Opinion or Ruling.

Section 6.03    Restrictions on Remainco. Remainco agrees that it will not take or fail to take, or permit any member of the Remainco Group, as the case may be, to take or fail to take, as applicable, any action where such action or failure to act would reasonably be expected to cause any material representation, warranty or covenant of any member of the Remainco Group in the Private Letter Ruling application (or related documentation), in any Remainco Tax Representation Letter or in this Agreement to be untrue in any material respect.

Section 6.04    Procedures Regarding Opinions and Rulings. If RMT Partner notifies Remainco that it or Spinco desires to take one of the actions described in Section 6.02(b), (c) or

(d) (a “Notified Action”), Remainco shall (subject to the proviso set forth in Section 7.01) cooperate with RMT Partner in good faith and in an expeditious manner to seek to obtain a Ruling or Unqualified Tax Opinion for the purpose of permitting RMT Partner or Spinco, as applicable, to take the Notified Action unless Remainco shall have waived in writing the requirement to obtain such Ruling or Unqualified Tax Opinion. If such a Ruling is to be sought, Remainco shall apply for such Ruling and Remainco and RMT Partner shall jointly control the process of obtaining such Ruling.

Section 7.    Assistance and Cooperation.

Section 7.01    Assistance and Cooperation.

(a)    Without limiting any of the Parties’ obligations under the Merger Agreement, the Parties shall reasonably cooperate and assist (and cause their respective Affiliates to reasonably cooperate) each other, in connection with Tax matters relating to the Parties and their Affiliates including, among other things, (i) preparation and filing of Tax Returns, (ii) Tax Contests, (iii) determining the amount of any Tax liabilities owed under this Agreement, (iv) obtaining a Ruling or Tax Opinion with respect to the Spinco Distribution, the Merger, or any subsequent transactions (including, without limitation, by providing appropriate representations regarding discussions and negotiations prior to the Spinco Distribution with potential acquisition candidates that may be relevant under Treasury Regulations Section 1.355-7) and (v) determining the size of acquisitions as such term is used in 355(e) of the Code, in connection with the transactions contemplated by the Separation Agreement or the Merger Agreement, other than as a result of the Merger; provided that the Party requesting such assistance shall reimburse the other Party and its Affiliates for any reasonable and documented out-of-pocket costs incurred by such other Party in connection with such request. Such cooperation shall include making available, upon reasonable notice and during normal business hours, information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party. Each of the Parties shall also make available to any other Party, as reasonably requested and available during normal business hours, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b)    The Remainco Group and RMT Group shall cooperate in good faith to minimize the impacts of the ATB Obligations following the Spinco Distribution, including by cooperating in good faith to define the Active Trade or Business in connection with the application for the Private Letter Ruling and by cooperating in good faith to obtain Tax Opinions or Rulings with respect to transactions implicating the ATB Obligations occurring after the Spinco Distribution.

(c)    Any information or documents provided under this Section 7 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither Remainco nor any Remainco Affiliate shall be required to provide Spinco, RMT Partner or any of their respective Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to a member of the Spinco Group or to the Spinco Business, (ii) neither Spinco, RMT Partner nor any of their respective Affiliates shall be required to provide Remainco or any Remainco Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to a member of the Spinco Group or to the Spinco Business, (iii) in no event shall Remainco or any Remainco Affiliate be required to provide Spinco, RMT Partner or any of their respective Affiliates or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege and (iv) in no event shall Spinco, RMT Partner or any of their respective Affiliates be required to provide Remainco or any Remainco Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Remainco determines that the provision of any information or documents to Spinco, RMT Partner or any of their respective Affiliates, or Spinco or RMT Partner determines that the provision of any information or documents to Remainco or any Remainco Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit each other’s compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02    Tax Return Information. Each of Remainco, Spinco and RMT Partner, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.01 or this Section 7.02. Any information or documents the Responsible Party requires to prepare such Tax Returns under this Agreement shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03    Reliance by Remainco. If any member of the RMT Group supplies information to a member of the Remainco Group in connection with a Tax liability and an officer of a member of the Remainco Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Remainco Group identifying the information being so relied upon, the chief financial officer of RMT Partner (or any officer of Spinco or RMT Partner as designated by the chief financial officer of RMT Partner), shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04    Reliance by the RMT Parties. If any member of the Remainco Group supplies information to a member of the RMT Group in connection with a Tax liability and an officer of a member of the RMT Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the RMT Group identifying the information being so relied upon, the chief financial officer of Remainco (or any officer of Remainco as designated by the chief financial officer of Remainco) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.05    The Separation. The Remainco Group and the RMT Group shall cooperate in good faith with respect to the structuring and implementation of the Separation. Without limiting the generality of the foregoing:

(a)    the Remainco Group shall use its reasonable best efforts to structure the Separation and related transactions to minimize the extent to which the Separation, the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange and the Merger is structured through taxable transactions (including that the Remainco Group may structure the Separation to include transactions that are tax-free under Section 368(a)(1)(D) and/or Section 355 to the extent a “should” level Tax Opinion can be obtained by Remainco with respect to such transactions);

(b)    the Remainco Group and the RMT Group shall cooperate in good faith and use their respective reasonable best efforts to provide customary representations, warranties or covenants, in each case, not extending more than two years from the Spinco Distribution Date with respect to any transactions forming part of the Separation to preserve the tax-free nature of such transactions or to obtain a Tax Opinion or Ruling on such transactions; and

(c)    the Remainco Group and the RMT Group shall cooperate in good faith and use their respective reasonable best efforts to minimize the impacts and restrictions associated with the Separation following the Spinco Distribution (including any representations, warranties or covenants with respect thereto) to the Spinco Group, consistent with the intended tax-free nature of any such transactions and any Tax Opinions or Rulings thereon.

(d)    In the event Remainco determines in its reasonable discretion that it cannot obtain a “should level” Tax Opinion that the Separation and related transactions,

the Spinco Special Cash Payment, and/or any Additional Amount Distribution, any Securities Issuance, any Securities Exchange can be structured in a tax-free manner (in whole or in part), Remainco shall have the right to structure the Separation so that, to the maximum extent possible, the taxable transaction gives rise to a basis step-up that is expected to result in Income Tax Benefits (as defined in the Annex).

Section 7.06    Tax Sharing Agreements. Any and all existing Tax sharing or Tax allocation agreements or arrangements, written or unwritten, between any member of the Remainco Group, on the one hand, and any member of the Spinco Group, on the other hand, if not previously terminated, shall be terminated as of the Spinco Distribution Date without any further action by the parties thereto. Following the Spinco Distribution Date, no member of the Remainco Group or the Spinco Group shall have any further rights, liabilities or obligations thereunder and all tax allocations matters between the Remainco Group, on the one hand, and the Spinco Group, on the other hand, shall be governed exclusively pursuant to the terms of this Agreement.

Section 8.    Tax Records.

Section 8.01    Retention of Tax Records. Each of Remainco and Spinco shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Remainco shall preserve and keep all other Tax Records relating to Taxes of the Remainco and Spinco Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Spinco Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of Remainco and Spinco may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Parties. If, prior to the Retention Date, (a) Remainco or Spinco reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8.01 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Parties agree, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Parties. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the Remainco Group, the portion of such Tax Return that relates to Taxes for which the Spinco Group or the RMT Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the Spinco Group or the RMT Group, the portion of such Tax Return that relates to Taxes for which the Remainco Group may be liable pursuant to this Agreement, and shall permit the other Parties and their Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03    Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Spinco Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9.    Tax Contests.

Section 9.01    Notice. Each of Remainco, Spinco and RMT Partner shall provide prompt notice to the other Parties of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by another Party hereunder or for which it may be required to indemnify another Party hereunder, or otherwise relating to the Intended Tax Treatment or the Separation, the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange or the Merger (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02    Control of Tax Contests.

(a)    Remainco Control. Remainco shall have the right to control any Tax Contest with respect to Tax Matters relating to (i) any Joint Return for any Pre-Distribution Period, (ii) any member of the Remainco Group, (iii) any member of the Spinco Group relating to a Remainco Ownership Period and (iv) Transaction Taxes, and in each case excluding any Tax Matters relating to the Spinco Group or any member thereof for any Tax Period ending on or before the Remainco Prior Merger Date. Subject to Section 9.02(c) and Section 9.02(d), Remainco shall have reasonable discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest that Remainco has the right to control relating to a Spinco Separate Return for a Straddle Period, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest that Remainco has the right to control; provided, that notwithstanding anything in this Section 9.02(a) to the contrary, in the case of any Transaction Taxes for which RMT Partner may be liable under this Agreement, RMT Partner and Remainco shall have joint rights to control any Tax Contest relating thereto.

(b)    RMT Partner Control. Except as otherwise provided in this Section 9.02, RMT Partner shall have the right to control any Tax Contest with respect to any member of the Spinco Group to the extent related to solely to any Post-Distribution Period or any Tax Period ending on or before the Remainco Prior Merger Date. Subject to Section 9.02(c) and Section 9.02(d), RMT Partner shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(c)    Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement or would be reasonably expected to affect adversely the Non-Controlling Party in any material respect with respect to Taxes, the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). Subject to Section 9.02(e), and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) Remainco if RMT Partner is the Controlling Party and (y) RMT Partner if Remainco is the Controlling Party.

(d)    Tax Contest Participation. Subject to Section 9.02(e), and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e)    Remainco Consolidated Federal Income Tax Return. Notwithstanding anything in this Section 9 to the contrary, in the case of a Tax Contest related to a Joint

Return of Remainco with respect to U.S. federal income Taxes, the rights of the RMT Parties and their Affiliates under Section 9.02(c) and Section 9.02(d) shall be limited in scope to the portion of such Tax Contest relating to Taxes for which the RMT Parties may reasonably expected to become liable to make any indemnification payment to Remainco under this Agreement.

(f)    Power of Attorney. Each member of the RMT Group shall execute and deliver to Remainco (or such member of the Remainco Group as Remainco shall designate) any power of attorney or other similar document reasonably requested by Remainco (or such designee) in connection with any Tax Contest (as to which Remainco is the Controlling Party) described in this Section 9. Each member of the Remainco Group shall execute and deliver to RMT Partner(or such member of the RMT Group as RMT Partner shall designate) any power of attorney or other similar document requested by RMT Partner(or such designee) in connection with any Tax Contest (as to which RMT Partner is the Controlling Party) described in this Section 9.

Section 10.    Effective Date. Except as expressly set forth in this Agreement, the Separation Agreement or the Merger Agreement, as between Remainco and Spinco, this Agreement shall become effective upon the consummation of the Spinco Distribution, and as between Remainco, Spinco and RMT Partner, this Agreement shall become effective upon the consummation of the Merger.

Section 11.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12.    Tax Treatment of Payments. The tax characterization of payments made hereunder (including under the TRA) shall be determined under the principles of Section 9.16 of the Separation Agreement.

Section 13.    Dispute Resolution. In the event that an RMT Party and Remainco are unable to resolve a disagreement with respect to matters governed by this Annex (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the area of disagreement (the “Independent Expert”) mutually acceptable to both parties cooperating in good faith. The Independent Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with RMT Partner or Remainco or any other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed in the same manner as provided in Article VII of the Separation Agreement, mutatis mutandis. The Expert shall resolve any matter submitted thereto within thirty (30) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute, such payment shall be made on the date prescribed by this Agreement, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne equally by Remainco and RMT Partner, except as provided in the next sentence. Each party shall bear its own costs and expenses (including, without limitation, fees of such party’s own attorneys or accountants) of such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 13 shall be binding on the RMT Partner and Remainco and may be entered and enforced in any court having jurisdiction.

Section 14.    Miscellaneous.

Section 14.01    Survival. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Spinco Distribution and remain in full force and effect in accordance with their applicable terms.

Section 14.02    Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement, the Merger Agreement or the Ancillary Agreements.

Section 14.03    Modification or Amendment Waiver.

(a)    This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective; provided, that prior to the Spinco Distribution, Spinco shall not waive any provision of this Agreement without the prior written consent of RMT Partner.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 14.04    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 14.05    Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)    Each of the Parties agree that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 14.07 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 14.05(b) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 14.05(b).

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS Section 14.05(b).

Section 14.06    Specific Performance. Each of the Parties acknowledge and agree that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 14.07    Notice. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties, as the case may be, shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Party at the following street addresses or email addresses or at such other street address or email address for a Party, as the case may be, as shall be specified for such purpose in a notice given in accordance with this Section 14.07:

If to Remainco or, prior to the Spinco Distribution, Spinco:

AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202
Attention:	SVP – Corporate Strategy and Development
Email:	sm3763@att.com

AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202
Attention:	Senior Executive Vice President and General Counsel
Email:	dm952g@att.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Isaac J. Wheeler
Eric M. Krautheimer
Melissa Sawyer
Email:	wheeleri@sullcrom.com
krautheimere@sullcrom.com
sawyerm@sullcrom.com

If to RMT Partner, or following the Spinco Distribution, to Spinco:

Discovery, Inc.
230 Park Avenue South
New York, New York
Attention:	Bruce Campbell
Email:	Bruce_campbell@discovery.com

with a copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Jeffrey J. Rosen Jonathan E. Levitsky Sue Meng
Email:	jrosen@debevoise.com jelevitsky@debevoise.com smeng@debevoise.com

Section 14.08    Complete Agreement; Construction. This Agreement, together with the Separation Agreement, the Merger Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Remainco Group, on the one hand, and any member or members of the Spinco Group, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. Except as expressly set forth in the Separation Agreement, the Merger Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement, the Merger Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

Section 14.09    Third Party Beneficiaries. Except as specifically provided herein, the Parties hereby agree that their respective agreements and covenants set forth in this Agreement are solely for the benefit of the other Parties, as the case may be, on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied. For the avoidance of doubt, no stockholder of Remainco, Spinco or RMT Partner shall be third-party beneficiaries for any purpose prior to the Spinco Distribution, and no stockholder (or Party on behalf of their respective stockholders) shall be entitled to bring any claim for damages prior to the Spinco Distribution based on a decrease in share value or lost premiums.

Section 14.10    Termination. This Agreement shall terminate immediately upon the valid termination of the Merger Agreement, if the Merger Agreement is validly terminated in accordance with its terms prior to the Spinco Distribution. After the Spinco Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of Remainco and Spinco. In the event of any termination of this Agreement, neither Party (or any of their respective directors, officers, members or managers) shall have any Liability or further obligation to any other Party by reason of this Agreement.

Section 14.11    Payment Terms.

(a)    Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)    Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to Interest Rate on the date on which such payment was due, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)    Without the Consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the Bloomberg fixing rate at 5:00 pm New York City Time on the day before the date the payment is required to be made or, as applicable, on which an invoice is submitted or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.

Section 14.12    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Person that becomes a Subsidiary of such Party at or after the time of the Spinco Distribution, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 14.13    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this

Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 14.14    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, as the case may be and any attempted or purported assignment or delegation in violation of this Section 14.14 shall be null and void.

Section 14.15    Interpretation and Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vii) a reference to any Person includes such Person’s successors and permitted assigns.

Section 14.16    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AT&T INC.

By	/s/ Stephen McGaw
	Name:	Stephen McGaw
	Title:	Senior Vice President, Corporate Strategy and Development

MAGALLANES, INC.

By	/s/ Stephen McGaw
	Name:	Stephen McGaw
	Title:	President

DISCOVERY, INC.

By	/s/ Bruce Campbell
	Name:	Bruce Campbell
	Title:	Chief Development, Distribution & Legal Officer

Signature Page to Tax Matters Agreement

ANNEX A

Tax Receivable Annex

Section 1. Definitions

As used in this Annex, the terms set forth in this Section 1 shall have the meanings set forth below. All capitalized terms used but not defined in this Annex shall have the same meanings ascribed to them in the Agreement.

“Additional Bridge Funding Tax Liability” has the meaning set forth in the Merger Agreement.

“Applicable Transaction” means any transaction or event that may give rise to a Covered Attribute.

“Assumed Tax Rates” means, with respect to an Applicable Transaction, the highest federal tax rate applicable to corporations and the highest blended state or local rates applicable to corporations, as applicable, in each case effective for the taxable period in which the gain or income is recognized with respect to such Applicable Transaction.

“Bankruptcy Code” means Title 11 of the United States Code.

“Covered Attribute” means, without duplication, an increase in Tax basis for U.S. federal, state or local income Tax purposes attributable to:

(i)    The failure of the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance or any Securities Exchange to qualify for the Intended Tax Treatment, including any Income Tax Benefit resulting from the Protective Section 336(e) Election provided for in the Agreement, except to the extent that the RMT Group is responsible for the Taxes giving rise to, or imposed on the transactions giving rise to, the relevant Tax Benefits;

(ii)    Any transaction undertaken pursuant to the Internal Restructuring; provided, that any step-up in Tax basis relating to the Internal Restructuring shall be determined without regard to any adjustments that increase Covered Attributes resulting from any amendment, audit or similar adjustment (including, for the avoidance of doubt, valuation adjustments) not reflected on a timely filed Tax Return for the relevant taxable period that includes the relevant Applicable Transaction;

(iii)    A transaction generating an Additional Bridge Funding Tax Liability; provided however, that (i) in the event of a step-up in the tax basis of assets acquired by Spinco as a result of one or more Applicable Transaction(s) attributable to an Additional Bridge Funding Tax Liability of $4,000,000,000 or less, the Covered Attributes with respect to such Applicable Transaction(s) shall be equal to the amount of Covered Attributes attributable to 50% of such step up in basis, apportioned to the assets with respect to which such step up applies on a pro rata basis, (ii) in the event (A) the Additional Bridge Funding Tax Liability exceeds $4,000,000,000 and (B) the RMT Partner has not made an RMT Partner Special Election, in addition to the Covered Attributes described in (i), 100% of every dollar of the step-up in tax basis of assets contributed to Spinco corresponding to Additional Bridge Funding Tax Liability above $4,000,000,000 shall be considered to be a Covered Attribute, and (iii) in the event (A) the Additional Bridge Funding Tax Liability exceeds $4,000,000,000 and (B) the RMT Partner has made an RMT Partner Special Election, then none of the step-up in the tax basis of assets contributed to Spinco corresponding to an Additional Bridge Funding Tax Liability in excess of $4,000,000,000 shall be considered to be a Covered Attribute; it being understood that apportionment of amounts of Covered Attributes to amounts of Additional Bridge Funding Tax Liability not in excess of $4,000,000,000 and to amounts of Additional Bridge Funding Tax Liability in excess of $4,000,000,000 shall occur on a pro rata basis;

provided, further, that if the amount of the Covered Attributes does not exceed the Threshold Amount, the Covered Attributes shall be deemed to be zero.

“Covered Tax Benefits” means the Income Tax Benefit attributable to a Covered Attribute.

“Discount Rate” means SOFR plus 100 basis points; provided, however, in the event that SOFR is no longer commonly accepted by market participants, then an alternative floating rate index jointly selected by Remainco and RMT Partner that is commonly accepted by market participants shall be used in lieu thereof.

“Income Tax Benefit” means the reduction in cash Income Taxes actually payable by a member of the RMT Group (calculated on a “with and without” basis).

“Internal Restructuring” means the Separation, but excluding: the Contribution, the Spinco Distribution, any Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance and any Securities Exchange.

“Realized Covered Tax Benefits” means, with respect to an taxable period, the cumulative amount of Covered Tax Benefits realized in such taxable period and all prior taxable periods less Realized Covered Tax Benefits taken into account in prior taxable periods.

“SOFR”, as of any date, means the secured overnight financing rate as published by the Federal Reserve Bank of New York (or successor administrator) on its website on the immediately preceding Business Day.

“Threshold Amount” means $700,000,000, in U.S. dollars.

Section 2. [Intentionally Omitted]

[Intentionally Omitted]

Section 3. [Intentionally Omitted]

[Intentionally Omitted]

Section 4. Tax Receivable Payments

(a) The Remainco Group shall be entitled, subject to the modifications set forth in this Annex, to 85% of all Realized Covered Tax Benefits (the “Tax Receivable Entitlement”).

(b) To the extent that the RMT Group realizes an Income Tax Benefit due to the payment of, or obligation to pay, any Tax Receivable Entitlement with respect to any Covered Tax Benefit, such additional Tax Benefit shall be treated as a Covered Tax Benefit for purposes of this Annex.

(c) Any Tax Receivable Entitlement shall be reduced (but not below zero) by 85% of the reasonable out-of-pocket costs (net of Tax Benefits resulting from such out-of-pocket costs actually realized in the taxable period in which such costs are incurred or in the following taxable period) incurred to third-parties attributable to the computation of such Tax Receivable Entitlement or the Covered Tax Benefits to which such Tax Receivable Entitlement relates, as reasonably determined by RMT Partner in good faith.

(d) The RMT Parties shall pay (a “Tax Receivable Payment”) to the Remainco Group any Tax Receivable Entitlement within ten (10) days of the final determination thereof.

(e) Any Tax Receivable Payment required to be made by RMT Partner under this Annex that is not made when due under this Annex shall be payable together with any interest thereon, computed at the Interest Rate and commencing from the date on which such payment was due and payable.

(f) Notwithstanding the foregoing, in no event will the cumulative Tax Receivable Payments required to be made to the Remainco Group exceed 100% of the aggregate income taxes incurred, at the Assumed Tax Rates, by the Remainco Group in respect of the Applicable Transactions and the receipt of Tax Receivable Payments under this Annex (taking into account any increase in cash taxes arising from any amendment, audit or similar adjustment (including, for the avoidance of doubt, valuation adjustments)). For the avoidance of doubt, amounts determined under the immediately preceding sentence shall be determined under procedures substantially similar to Section 5, mutatis mutandis, for the tax period in which such taxes are incurred.

(g) In the event that it is subsequently determined that the Remainco Group has received cumulative Tax Receivable Payments in excess of the amounts that should have been paid (by reason of audit adjustments, subsequent events, carrybacks or otherwise), subsequent Tax Receivable Payments shall be reduced accordingly until the cumulative Tax Receivable Payments received reflect the correct cumulative amount. The procedures of Section 5, mutatis mutandis, shall apply with respect to any redetermination under this Section 4(g).

Section 5. Determination of Tax Receivable Payments and Additional Amount Reimbursement Payments

(a) No later than thirty (30) days after the due date (taking into account extensions validly obtained) for filing the consolidated U.S. federal income tax return of the RMT Partner consolidated group with respect to any taxable period, RMT Partner shall provide Remainco with a certification (a “RMT Partner Certification”) prepared by a nationally recognized tax advisor and signed by the chief financial officer of RMT Partner setting forth the amount, if any, of: (i) any Realized Covered Tax Benefits computed for such taxable period and (ii) the Tax Receivable Entitlement with respect to such Realized Covered Tax Benefits.

(b) An RMT Partner Certification shall set forth in reasonable detail the basis for computations reflected in such RMT Partner Certification.

(c) The RMT Partner Certification delivered under Section 5(b) shall become final and binding on all parties if no Remainco Material Objection Notice is delivered under Section 5(d) within thirty (30) calendar days after receiving such RMT Partner Certification or if Remainco provides written notice to RMT Partner that Remainco has no material objection to the RMT Partner Certification.

(d) If Remainco objects to an RMT Partner Certification, Remainco may in good faith deliver a notice of material objection to the RMT Partner Certification (a “Remainco Material Objection Notice”) within thirty (30) calendar days after receiving such RMT Partner Certification. Remainco and RMT Partner shall negotiate in good faith to resolve any such objection, and to the extent the parties are unable to resolve the objection, the procedures of Section 13 of the Agreement shall apply.

Section 6. Termination

(a) This Annex shall terminate on the earlier of (i) the time that all payments that are or may be required under this Annex have been made to Remainco and (ii) the last day of the first taxable year that ends fifteen (15) years following the closing of the Merger (the “Final Termination Date”).

(b) Notwithstanding Section 6(a), RMT Partner may deliver a notice to Remainco that RMT Partner is terminating its obligations to make Tax Receivable Payments under this Annex (an “Early Termination Notice”), including in such notice, in reasonable detail, a computation prepared by a nationally recognized tax advisor of the Early Termination Payment as of the date of such notice. The procedures of Section 5, mutatis mutandis, shall apply with respect to such certification. Upon payment of the Early Termination Payment, RMT Partner shall have no obligation to make further Tax Receivable Payments, except with respect to Covered Tax Benefits arising from any step-up in Tax basis with respect to non-amortizable, non-depreciable assets

(provided, for the avoidance of doubt, that Tax Receivable Payments shall continue to be required with respect to such non-amortizable, non-depreciable assets). If the RMT Partner fails to pay the Early Termination Payment within ten (10) days of the final determination thereof, the Early Termination Notice shall have no effect. For purposes of this Annex with respect to an Early Termination Notice:

(i) The “Early Termination Payment” means the sum of: (A) the Acceleration Payment, (B) without duplication, any Tax Receivable Payments due under this Annex as of the date of the Early Termination Notice and (C) without duplication, any Tax Receivable Payments payable with respect to any taxable period (or portion thereof) ending on or prior to the date of the Early Termination Notice (for the avoidance of doubt, in each case, taking into account any reduction in Tax Receivable Payments pursuant to Section 4(g)).

(ii) The “Acceleration Payment” means, as of the date of the Early Termination Notice, the present value, discounted at the Discount Rate determined as of the date of the Early Termination Notice, of all Tax Receivable Payments that would be required to be paid by RMT Partner to Remainco beginning from the date of the Early Termination Payment, assuming such payments would be timely paid on the date the relevant Certification would be due under Section 5 and assuming that the Valuation Assumptions are applied.

(iii) The “Valuation Assumptions” mean, as of the date of the Early Termination Notice, that: (A) in each taxable period ending on or after such date, the RMT Group (or relevant entity(ies) thereof) will generate an amount of taxable income sufficient to fully use all Covered Tax Benefits in the tax period in which such Covered Tax Benefits become available, (B) the Covered Tax Benefits for such taxable period or future taxable periods will be determined based on the Tax laws in effect on the date of the Early Termination Notice, (C) any non-amortizable, non-depreciable assets with respect to a step-up in Tax basis that could give rise to a Covered Tax Benefit will not be treated as giving rise to a Covered Tax Benefit and (D) any net operating loss or other carryovers are recoverable ratably until their expiration date or, if such carryovers do not have an expiration date, over the fifteen year period after such carryovers were generated.

(c) Within thirty (30) Business Days of the Final Termination Date, RMT Partner will provide Remainco a notice including, in reasonable detail, a computation prepared by a nationally recognized tax advisor of the Final Termination Payment as of the date of such notice. The procedures of Section 5, mutatis mutandis, shall apply with respect to such a certification. RMT Partner shall make the Final Termination Payment promptly following the final determination thereof.

(i) The “Final Termination Payment” means the sum of: (A) the Final Payment, (B) without duplication, any Tax Receivable Payments due under this Annex as of the Final Termination Date and (C) without duplication, any

Tax Receivable Payments payable with respect to any taxable period (or portion thereof) ending on or prior to the Final Termination Date (for the avoidance of doubt, in each case, taking into account any reduction in Tax Receivable Payments pursuant to Section 4(g)).

(ii) The “Final Payment” means, as of the Final Termination Date, the present value, discounted at the Discount Rate determined as of the Final Termination Date, of all Tax Receivable Payments that would be required to be paid by RMT Partner to Remainco beginning from the Final Termination Date, assuming such payments would be timely paid on the date the relevant Certification would be due under Section 5 and assuming that the Final Valuation Assumptions are applied.

(iii) The “Final Valuation Assumptions” mean, as of the Final Termination Date, that: (A) in each taxable period ending on or after such date, the RMT Group (or relevant entity(ies) thereof) will generate an amount of taxable income sufficient to fully use all Covered Tax Benefits in the tax period in which such Covered Tax Benefits become available, (B) the Covered Tax Benefits for such taxable period or future taxable periods will be determined based on the Tax laws in effect on the Final Termination Date, (C) any non-amortizable, non-depreciable assets with respect to a step-up in Tax basis that could give rise to a Covered Tax Benefit will not be treated as giving rise to a Covered Tax Benefit and (D) any net operating loss or other carryovers are recoverable ratably until their expiration date or, if such carryovers do not have an expiration date, over the fifteen year period after such carryovers were generated.

(d) Notwithstanding Section 6(a), in the event that the RMT Parties breach any of their material obligations to make Tax Receivable Payments, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of their obligations to make Tax Receivable Payments in a case commenced under the Bankruptcy Code or otherwise, then all obligations to make Tax Receivable Payments hereunder shall be accelerated, and such obligations shall be calculated in the same manner as the required Early Termination Payment if an Early Termination Notice had been delivered on the date of such breach. Notwithstanding the foregoing, in the event that RMT Parties breach this Annex, Remainco shall be entitled to elect to receive the amounts above or to seek specific performance of the terms hereof. The parties agree that the failure to make any Tax Receivable Payment due pursuant to this Annex within ninety (90) days of the date such payment is due shall be deemed to be a breach of a material obligation under this Annex for all purposes of this Annex, and that it will not be considered to be a breach of a material obligation under this Annex to make a Tax Receivable Payment due pursuant to this Annex within ninety (90) days of the date such payment is due; provided, that, in the event that payment is not made within ninety (90) days of the date such payment is due, Remainco shall be required to give written notice to RMT Partner that the RMT Parties have breached their material obligations to pay Tax Receivable Payments, and so long as such payment is made within ten (10) days of the delivery of such notice to the RMT Partner, the RMT Parties shall no longer be deemed to be in breach of its material obligations to pay Tax Receivable Payments under this Annex.

(e) For the avoidance of doubt, RMT Partner will not be considered to be in breach of its obligation to make Tax Receivable Payments to the extent that it is not permitted to make such payments (or to receive sufficient cash from its Subsidiaries to make such payments) under the terms of its debt obligations, or to the extent any payments would result in RMT Partner or any of its Subsidiaries losing its investment grade rating. RMT Partner will use commercially reasonable efforts to structure its debt obligations in a manner that would permit Tax Receivable Payments to be made in accordance with this Annex.

Section 7. Assignments

No party may assign any of its rights or delegate any of its obligations under this Annex, in whole or in part, without the prior written consent of the other parties, and any attempted or purported assignment or delegation in violation of this Section 7 shall be null and void.